Exhibit 10.1

UNITED STATIONERS INC.
2004 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

(NON-EMPLOYEE DIRECTORS)

Dear:

This Restricted Stock Unit Award Agreement (this “Agreement”), effective as of September 1, 2007 (the “Award Date”), is by and between                           (the “Participant”), and United Stationers Inc., a Delaware corporation (the “Company”).  Any term capitalized but not defined in this Agreement will have the meaning set forth in the Company’s 2004 Long-Term Incentive Plan (the “Plan”).

In the exercise of its discretion to grant awards under the Plan, the Committee determined that the Participant should receive an award on the Award Date of either restricted stock or restricted stock units under the Plan, and provided the Participant with the opportunity to elect the form of award to be received.  Prior to the Award Date, the Participant submitted to the Company a Deferral Election Agreement whereby the Participant elected to receive an award in the form of restricted stock units, and to defer the settlement of all such units until his separation from service as a director of the Company.  This Agreement is intended to effect the resulting award of restricted stock units on the following terms and conditions:

1.                                       Grant.  The Company hereby grants to the Participant a Restricted Stock Unit Award (the “Award”) of                      restricted stock units, each representing the right to receive one share of the Company’s Stock as provided in Section 5 of this Agreement.  The Award will be subject to the terms and conditions of the Plan and this Agreement.  Restricted stock units that are subject to the terms and conditions of this Agreement are referred to as the “Units.”  The Company will establish a bookkeeping account in the Participant’s name to reflect the number of Units credited to the Participant.

2.                                       No Rights as a Stockholder.  The Units granted pursuant to this Award do not entitle the Participant to any rights of a stockholder of the Company’s Stock.  The Participant’s rights with respect to the Units shall remain forfeitable at all times until satisfaction of the vesting conditions set forth in Section 3 of this Agreement.

3.                                       Vesting; Effect of Date of Termination.  So long as the Participant’s Date of Termination has not yet occurred, the Participant’s Units will vest in accordance with the following schedule:

Scheduled Vesting Date	Percentage of Total Units To Vest (cumulative)
September 1, 2008	33 1/3%
September 1, 2009	33 1/3%
September 1, 2010	33 1/3%

If the Participant’s Date of Termination occurs for any reason before any Scheduled Vesting Date, the Participant’s Units that are not yet vested immediately prior to such Date of Termination will be forfeited on and after the Participant’s Date of Termination, subject to the following:

(a)                                  If the Participant’s Date of Termination occurs before a Scheduled Vesting Date by reason of the Participant’s death or Permanent and Total Disability (as defined below), a Pro Rata Portion of the then unvested Units will become vested as of the Participant’s Date of Termination.  As used herein, the “Pro Rata Portion” of the Units shall be determined by multiplying the number of unvested Units immediately prior to the Participant’s Date of Termination by a fraction, the numerator of which shall be the number of whole months elapsed between the most recent Scheduled Vesting Date prior to the Date of Termination (or the Award Date, if no Scheduled Vesting Date has yet occurred) and the Date of Termination, and the denominator of which shall be the number of whole months between the most recent Scheduled Vesting Date prior to the Date of Termination (or the Award Date, if no Scheduled Vesting Date has yet occurred) and the final Scheduled Vesting Date.

(b)                                 If a Change of Control occurs after the Award Date and prior to the Participant’s Date of Termination, then all of the Units that were not yet vested immediately prior to the Change of Control will then become fully vested as of the date of such Change of Control.

(c)                                  For purposes of this Agreement, the term “Permanent and Total Disability” means the Participant’s inability, due to illness, accident, injury, physical or mental incapacity or other disability, effectively to carry out his duties and obligations as a director of the Company or to participate effectively and actively as a director of the Company for 90 consecutive days or shorter periods aggregating at least 180 days (whether or not consecutive) during any twelve-month period.

(d)                                 For purposes of this Agreement, a Date of Termination shall be deemed to have occurred only if on such date the Participant has experienced a “separation from service” as defined in the regulations promulgated under Section 409A of the Code.

Except as otherwise specifically provided, the Company will not have any further obligations to the Participant under this Agreement if the Participant’s Units are forfeited as provided herein.

4.                                         Dividend Equivalents.  If the Company pays cash dividends on its Stock on or after the date of this Agreement, then the Company shall credit to the Participant’s account, as of any dividend payment date, a number of additional Units.  The number of additional Units so credited will be equal to the total number of Units previously credited to your account under this Award (including any Units previously credited pursuant to this Section 4) multiplied by the per share dollar amount of the cash dividend paid on that date, divided by the Fair Market Value of a share of Company Stock on that date.  Any additional Units so credited shall be subject to the same terms and conditions as the Units to which such additional Units relate, and will be forfeited if the Units with respect to which such additional Units were credited are forfeited.

5.                                         Settlement of Units.  As soon as administratively practicable after the Participant’s Date of Termination, but in no event more than 75 days after such Date of Termination, the Company shall cause to be delivered to the Participant, or to the Participant’s beneficiary or legal representative in the event of Participant’s death, one share of Stock in payment, settlement and full satisfaction of each vested Unit.  Such shares shall be delivered (i) by delivering a stock certificate evidencing such shares, (ii) by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company, or (iii) if Participant requests, by electronically transferring such shares to a brokerage account designated by the Participant.  If the number of vested Units at the time of settlement includes a fractional Unit, the Company will issue a number of shares equal to the number of whole Units and settle any fractional Unit in cash.

6.                                         Compliance with Laws.  Despite the provisions of Section 5 hereof, the Company is not required to issue or deliver any shares of Stock if at any time the Company determines that the listing, registration or qualification of such shares upon any securities exchange or under any law, the consent or approval of any governmental body or the taking of any other action is necessary or desirable as a condition of, or in connection with, the issuance or delivery of the shares hereunder in compliance with all applicable laws and regulations, unless such listing, registration, qualification, consent, approval or other action has been effected or obtained, free of any conditions not acceptable to the Company.

7.                                         No Right to Continued Service.  Nothing herein confers upon the Participant any right to continue in the service of the Company or any Subsidiary.

8.                                         Nontransferability.  Except as otherwise provided by the Committee or as provided in Section 5, and except with respect to shares of Stock issued in settlement of vested Units, the Participant’s interests and rights in and under this Agreement may not be assigned, transferred, exchanged, pledged or otherwise encumbered other than as designated by the Participant by will or by the laws of descent and distribution.  Issuance of shares of Stock in settlement of Units will be made only to the Participant; or, if the Committee has been provided with evidence acceptable to it that the Participant is legally incompetent, the Participant’s personal representative; or, if the Participant is deceased, to the designated beneficiary or other appropriate recipient in accordance with Section 5 hereof.  The Committee may require personal receipts or endorsements of a Participant’s personal representative, designated beneficiary or alternate recipient provided for herein.  Any effort to otherwise assign or transfer any Units or any rights or interests therein or thereto under this Agreement will be wholly ineffective, and will be grounds for termination by the Committee of all rights and interests of the Participant and his or her beneficiary in and under this Agreement.

9.                                         Administration and Interpretation.  The Committee has the authority to control and manage the operation and administration of the Plan.  Any interpretations of the Plan by the Committee and any decisions made by it under the Plan are final and binding on the Participant and all other persons.

10.                                   Governing Law.  This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to principles of conflicts of law of Delaware or any other jurisdiction.

11.                                   Sole Agreement.  Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to all of the terms and conditions of the Plan (as the same may be amended in accordance with its terms), a copy of which may be obtained by the Participant from the office of the Secretary of the Company.  In addition, this Agreement and the Participant’s rights hereunder shall be subject to all interpretations,  determinations, guidelines, rules and regulations adopted or made by the Committee from time to time pursuant to the Plan.  This Agreement is the entire agreement between the parties to it with respect to the subject matter hereof, and supersedes any and all prior oral and written discussions, commitments, undertakings, representations or agreements (including, without limitation, any terms of any employment offers, discussions or agreements between the parties).

12.                                   Binding Effect.  This Agreement will be binding upon and will inure to the benefit of the Company and the Participant and, as and to the extent provided herein and under the Plan, their respective heirs, executors, administrators, legal representatives, successors and assigns.

13.                                   Amendment and Waiver.  This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement between the Company and the Participant without the consent of any other person.  No course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement.

IN WITNESS WHEREOF, the Company has duly executed this Agreement as of the Award Date.

Very truly yours,

UNITED STATIONERS INC.

By:

[Name]

[Title]